EXHIBIT 2.7

SECURITIES PURCHASE AGREEMENT

by and among

Clean Energy,
a California corporation;

Wyoming Northstar Incorporated
a Wyoming corporation;

Southstar LLC,
a Wyoming limited liability company;

M&S Rental, LLC,
a Wyoming limited liability company; and

THE SELLERS
listed on Schedule I

Dated as of December 3, 2010

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A — Certain Definitions
Exhibit B — Form of Escrow Agreement
Exhibit C — Form of Employment Agreement with Key Employees
Exhibit D — Form of Employment Agreement with Mark Oldham

Schedules

Schedule I — Sellers
Schedule 3.13 — Material Contracts
Schedule 3.23(a) — Owned Real Property
Schedule 6.14 — Key Employees

Seller Disclosure Schedule

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 3rd day of December, 2010, by and between Clean Energy, a California corporation (the “Purchaser”), on the one hand, Wyoming Northstar Incorporated, a Wyoming corporation (“Northstar”), Southstar LLC, a Wyoming limited liability company (“Southstar”), M&S Rental, LLC a Wyoming limited liability company (“M&S”) (each of the foregoing a “Company” and collectively the “Companies”), and the individuals listed on Schedule I hereto  (each of such individuals, a “Seller” and together, the “Sellers”), on the other hand.  Certain capitalized terms used in this Agreement are defined on Exhibit A hereto.

RECITALS

WHEREAS, the Companies are engaged in the business of providing, manufacturing, constructing and servicing LNG and LCNG fueling facilities (the “Business”);

WHEREAS, Sellers own all of the shares of the issued and outstanding capital stock, membership interests and equity or other similar interests of the Companies (the Purchased Shares, as defined in Section 3.3(a)(iii)).  The Purchased Shares evidence all of the ownership rights to, and equity, membership and similar interests in, the Companies.  The parties hereto desire to enter into this Agreement pursuant to which Purchaser will acquire the Purchased Shares from Sellers upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE I

PURCHASE AND SALE OF THE SHARES

1.1          Agreement to Sell and Purchase Shares.  For the consideration hereinafter provided and subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Encumbrances, and Purchaser shall purchase and acquire from Sellers, the Purchased Shares (the “Transaction”).

1.2          Closing.

(a)           The Closing.  The closing of the Transaction (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, San Diego, California, at 10:00 A.M.  on the third (3rd) Business Day after the day on which all of the conditions to closing set forth in Article VII are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), or at such other date, time or place as the parties may agree (the “Closing Date”).

1.3          Purchase Price; Closing Payment; Employee Cash Payments; Retention Bonuses; Future Payments.

(a)           Purchase Price.  The aggregate purchase price to be paid by Purchaser to Sellers for the Purchased Shares shall be an amount equal to Ten Million Nine Hundred Thirteen Thousand Five Hundred Dollars ($10,913,500) in cash (the “Purchase Price”).  The Purchase Price shall be allocated among the Sellers as set forth on Schedule I attached hereto.

(b)           Payments at Closing.  At the Closing, Purchaser shall pay to each of the Sellers a portion of the Closing Cash Payment as set forth opposite such Seller’s name on Schedule I attached hereto.  The Closing Cash Payment to be paid to the Sellers at the Closing shall be paid by wire transfer of immediately available funds to U.S. bank accounts designated by each Seller no less than two (2) business days prior to the Closing.  For purposes of this Agreement, the “Closing Cash Payment” means an aggregate amount of cash equal to Seven Million Four Hundred Thirteen Thousand Five Hundred Dollars ($7,413,500).

(c)           Employee Cash Bonuses or Contributions to Company Simplified Employee Pension Plan.  Prior to the Closing the Companies may pay, at the Companies’ discretion, cash bonuses to, or make contributions to the Northstar Simplified Employee Pension Plan on behalf of, certain of their employees (such payments, if any, the “Employee Cash Bonuses or Contributions”).  The total amount of Employee Cash Bonuses or Contributions shall not exceed the sum of Two Million Dollars ($2,000,000).  The Companies and Sellers shall provide all documentation relating to any Employee Cash Bonuses or Contributions to the Purchaser prior to the Closing Date.

(d)           Retention Bonuses.  As incentives to retain certain employees, Purchaser and the Companies agree that such employees (including the Key Employees) will be paid retention bonuses in such amounts as shall be determined by the Companies, in the Companies’ discretion, that would be paid once a year for the four-year period following the Closing Date (such bonuses, the “Retention Bonuses” and the aggregate amount of all Retention Bonuses is referred to herein as the “Retention Bonus Amount”).  The Retention Bonus Amount shall not exceed the sum of Four Million Dollars ($4,000,000).  The terms of the Retention Bonuses shall be set forth in, and subject to, (i) employment agreements executed by Purchaser and the Key Employees, and (ii) employment offer letters executed by Purchaser and the other employees who are to receive Retention Bonuses (the “Bonus Employees”), provided that the employment agreements and employment offer letters will be subject to the Closing.  Purchaser, Sellers and the Companies further agree as follows: (x) if any amount of a Retention Bonus to be paid to a Key Employee is not paid pursuant to the terms of such Key Employee’s employment agreement, then Purchaser shall be entitled to retain such unpaid amount (and none of the Sellers, the Companies or any other Person shall have any claim on such amount), and (y) if any amount of a Retention Bonus to be paid to a Bonus Employee is not paid pursuant to the terms of such Bonus Employee’s employment offer letter, then the Future Payment Amount shall be increased by 50% of such unpaid amount and Purchaser shall be entitled retain the remaining unpaid amount (and none of the Sellers, the Companies or any other Person shall have any claim on such amount).

(e)           Future Payments.    Purchaser will pay to Sellers the Future Payment Amount in equal installments on each yearly anniversary of the Closing Date beginning in 2011 and ending in 2015.  For purposes of this Agreement, “Future Payment Amount” is an amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000).  On each yearly anniversary of the Closing Date each Seller will receive the portion of the Future Payment Amount set forth opposite such Seller’s name on Schedule I attached hereto.

(f)            Escrow.  Purchaser will, at Closing, deposit with the Escrow Agent $1,700,000 (such amount the “Escrow Amount”).  In addition, at Closing Purchaser and Sellers will enter into an escrow agreement with the Escrow Agent (substantially in the form attached hereto as Exhibit B) which shall provide, among other things, that (x) $1,000,000 of the Escrow Amount shall be released to Purchaser on the fourth anniversary of the Closing Date (which amount shall be used by Purchaser to fund the final payments of the Retention Bonuses, subject to Section 1.3(d) and the terms of the applicable employment agreements and employment offer letters) and (y) the remaining Escrow Amount shall be released to the Sellers on the fifth anniversary of the Closing Date.

(g)           Future Payment Default.  If Purchaser fails to deliver a portion of the Future Payment Amount to Sellers on any anniversary of the Closing Date, and such failure is not cured within 30 days of written notice thereof delivered by the Sellers to Purchaser, then, upon the written election of the Sellers (such election to be delivered to Purchaser), (i) the assets of the Companies shall be transferred to the Sellers, (ii) the Sellers shall be released from their obligations under Section 6.13 of this Agreement and (iii) the employment agreements between Purchaser, on the one hand, and the Sellers and the Key Employees, as the case may be, on the other hand, shall be terminated, and the Sellers and the Key Employees, as the case may be, shall be released from their obligations not to engage in the Prohibited Business anywhere on the North American continent.  Further, if, prior to payment in full of the Future Payment Amount, Purchaser determines to institute any proceedings under any bankruptcy, reorganization, receivership, insolvency or other similar law, then Purchaser shall give notice thereof to the Sellers and, upon the written election of the Sellers (such election to be delivered to Purchaser) (x) the assets of the Companies shall be transferred to the Sellers, (y) the Sellers shall be released from their obligations under Section 6.13 of this Agreement and (z) the employment agreements between Purchaser, on the one hand, and the Sellers and the Key Employees, as the case may be, on the other hand, shall be terminated, and the Sellers and the Key Employees, as the case may be, shall be released from their obligations not to engage in the Prohibited Business anywhere on the North American continent.

1.4          Withholding Rights.  Each of Purchaser, the Companies, and any Affiliate thereof shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE II

CLOSING DELIVERIES

2.1          Deliveries by Sellers and the Companies.  At or prior to the Closing, Sellers and/or the Companies shall deliver or cause to be delivered to Purchaser the following items, all of which shall be in form and substance acceptable to Purchaser:

(a)           Share Certificates.  Certificates representing the Northstar Common Stock duly endorsed in blank for transfer to Purchaser or accompanied by stock powers duly executed in blank and assignments of membership interests transferring to Purchaser the other Purchased Shares;

(b)           Employment Agreements.  Employment agreements, substantially in the form attached hereto as Exhibit C, duly executed by each Key Employee, and an employment agreement, substantially in the form attached hereto as Exhibit D, executed by Mark Oldham;

(c)           Certificate of Representations and Warranties.  A certificate executed on behalf of each Company by its respective President or Chief Executive Officer, certifying the matters in Section 7.1(a), (c) and (d);

(d)           Resignations.  Evidence satisfactory to Purchaser of the resignation of each of the directors, officers and managers, as applicable, of the Companies in office immediately prior to the Closing as directors, officers and/or managers, as applicable, of the Companies, effective as of the Closing;

(e)           Release of Encumbrances.  Evidence reasonably satisfactory to Purchaser that all Encumbrances on assets of the Companies, if any, shall have been released prior to the Closing;

(f)            Transaction Agreements.  Duly executed copies of each of the Transaction Agreements to which any Seller or any Company is a party;

(g)           Consents.  Duly executed consents of all third parties and Governmental Authorities required to consummate the Transaction;

(h)           Certificates of Good Standing.  Certificates from the Secretary of State of Wyoming as to the good standing of each Company;

(i)            Secretary’s Certificate.  A certificate duly executed by the Secretary of each Company, attaching correct and complete copies of such Company’s Organizational Documents and resolutions of the Board of Directors, shareholders, managers or members, as the case may be, of each Company authorizing this Agreement and the Transaction; and

(j)            Other Documentation.  Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Purchased Shares in accordance with the terms hereof and consummate the Transaction, and to vest in Purchaser and its successors and assigns full, complete, absolute, legal and equitable title to the Purchased Shares, free and clear of all Encumbrances, including such certificates, instruments and documents to be executed or delivered by Sellers pursuant to the terms of this Agreement.

2.2          Deliveries by Purchaser.  At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Sellers the following items, all of which shall be in form and substance acceptable to Sellers:

(a)           The Closing Cash Payment;

(b)           A certificate executed on behalf of Purchaser by its President or Chief Executive Officer certifying the matters in Section 7.2(a) and (b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

The Sellers represent and warrant to Purchaser that the statements contained in this Article III are correct and complete as of the date of this Agreement, except as specifically set forth in the disclosure schedule delivered by Sellers to Purchaser on the date hereof (the “Sellers’ Disclosure Schedule”) and as disclosed in or ascertainable from the materials, documents and reports in the Due Diligence Material (each as updated from time to time).  The Sellers’ Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III.  The inclusion of any information in the Sellers’ Disclosure Schedule or the Due Diligence Material (or any update to either) shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business.

3.1          Organization, Good Standing, Qualification.  Except as set forth on Section 3.1 of the Seller Disclosure Schedule, each Company: (i) is a corporation or limited liability company, as the case may be, duly organized or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to conduct business and is in corporate or limited liability company, as the case may be, and tax good standing under the laws of each jurisdiction in which the nature of its business, the operation of its assets or the ownership or leasing of its properties requires such qualification; and (iii) has full corporate or limited liability company, as the case may be, power and authority required to own, lease and operate its assets and to carry on its Business as now being conducted and as presently proposed to be conducted.

3.2          Charter Documents; Books and Records.  Each Company has delivered to Purchaser accurate, correct and complete copies of (a) its Organizational Documents; (b) all stock or membership interest, as the case may be, records of such Company; and (c) all minutes and other records of all meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders or members, as the case may be, of such Company, the Company’s Board of Directors or managers, as the case may be, (collectively, the “Resolutions”).  No Company is in violation of any of the provisions of its Organizational Documents or Resolutions, and, to the Knowledge of the Companies, no condition or circumstance exists that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

3.3          Capitalization.

(a)

(i)            The authorized capital stock of Northstar consists of three (3) shares of capital stock, and Northstar has issued and outstanding one (1) share of Common Stock, no par value per share (the “Northstar Common Stock”).  Schedule I sets forth the name of each holder of Northstar Common Stock and the number and class of shares held by such holder.  No other shares of capital stock are issued or outstanding.  All of the shares of Northstar Common Stock are beneficially owned and held of record by the Sellers and have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements and are free and clear of all Encumbrances.

(ii)           All of the Membership Interests of Southstar are owned of record and beneficially by the Sellers (the “Southstar Membership Interests”).  Schedule I sets forth the name of each holder of Southstar Membership Interests and the percentage membership interest held by such holder.  No other membership, equity or other similar interests are issued or outstanding.  All Southstar Membership Interests have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements and are free and clear of all Encumbrances.

(iii)          All of the Membership Interests of M&S are owned of record and beneficially by the Sellers  (the “M&S Membership Interests” and together with the Northstar Common Stock and the Southstar Membership Interests, the “Purchased Shares”).  Schedule I sets forth the name of each holder of M&S Membership Interests and the percentage of membership interest held by such holder.  No other membership, equity or other similar interests are issued or outstanding.  All M&S Membership Interests have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements and are free and clear of all Encumbrances.

(b)           Pursuant hereto Purchaser shall acquire all legal and beneficial right, title and interest in and to the Purchased Shares, free and clear of all Encumbrances.

(c)           Except as set forth on Section 3.3(c) of the Seller Disclosure Schedule, there are no (i) outstanding preemptive rights, subscription, option, call, warrant or other rights of any kind or nature to acquire any securities or interests of the Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any securities or interests of the Companies; (iii) Contracts under which the Companies are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any of their securities or interests; or (iv) shareholder agreements, voting trusts, limited liability company agreements or other agreement, arrangement or understanding that may affect the exercise of voting or any other rights with respect to the capital of the Companies.

3.4          Authority; Binding Nature of Agreements.  Each Company has all requisite corporate or limited liability company, as the case may be, power and authority to execute and deliver this Agreement and all other Transaction Agreements to which such Company is a party and to carry out the provisions of this Agreement and the other Transaction Agreements.  The execution, delivery and performance by each Company of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of each Company.  This Agreement has been duly and validly executed and delivered by each Company.  Each of this Agreement and the other Transaction Agreements constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of each Company, enforceable against each Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

3.5          No Conflicts; Required Consents.  Except as set forth on Section 3.5 of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement or any other Transaction Agreement by the Companies do not and will not (with or without notice or lapse of time): (a) conflict with, violate or result in any breach of (i) any of the provisions of any Company’s Organizational Documents; (ii) any Resolutions; (iii) any of the terms or requirements of any Governmental Approval held by any Company or any of their respective employees; or (iv) any provision of any Material Contract; (b) give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which any Company is subject; (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Material Contract; or (iv) revoke, suspend or modify any Governmental Approval; (c) cause any Company or Purchaser to become subject to, or to become liable for the payment of, any Tax; (d) result in the imposition or creation of any Encumbrance upon or with respect to any assets of any Company; or (f) require any Company to obtain any Consent or make or deliver any filing or notice to a Governmental Authority, except for any notice, Consent or waiver the absence of which would not reasonably be expected to result in a Material Adverse Effect.

3.6          Subsidiaries.  No Company has any Subsidiaries.  No Company owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

3.7          Financial Statements.

(a)           The Companies have previously delivered to Purchaser the following financial statements (collectively, the “Financial Statements”):  (i) the consolidated balance sheets, and the related statements of operations, changes in stockholders’ equity, and cash flows, of the Companies as of and for the fiscal years ended December 31, 2007, 2008 and 2009; and (ii) the unaudited consolidated balance sheets, and the related unaudited statements of operations, changes in stockholder’s equity, and cash flows, of the Companies (the “Interim Balance Sheet”) as of and for the ten months ended October 31, 2010 (the “Interim Balance Sheet Date”).

(b)           All of the Financial Statements (i) are true, accurate and complete in all respects; (ii) are consistent with the books and records of the Companies; and (iii) present fairly and accurately the financial condition of the Companies as of the respective dates thereof and the results of operations, changes in stockholder’s equity and cash flows of the Companies for the periods covered thereby  The Companies maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements on a cash basis without audit.

3.8          Absence of Undisclosed Liabilities.  The Companies do not have any Liabilities other than (a) those set forth in the Interim Balance Sheet; (b) those incurred in the ordinary course of business and not required to be set forth in the Interim Balance Sheet, which are not individually or in the aggregate material in nature; and (c) those incurred in the ordinary course of business since the Interim Balance Sheet Date which are not individually or in the aggregate material in nature.

3.9          Absence of Changes.  Since the Interim Balance Sheet Date, (a) the Companies have conducted the Business in the ordinary course of business and (b) no event or circumstance has occurred that could reasonably have a Material Adverse Effect on the Companies.

3.10        Accounts Receivable.  To the Knowledge of the Companies, the Accounts Receivable are (a) valid and legally binding obligations of the account debtor enforceable in accordance with their terms, free and clear of all Encumbrances, and not subject to setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses, and conditions precedent; (b) a true and correct statement of the account for merchandise actually sold and delivered to, or for services actually performed for and accepted by, such account debtor; and (c) fully collectible.

3.11        Indebtedness.  All Indebtedness of the Companies is reflected on the Financial Statements and the Companies are not in breach (or have received notice of breach or default) or default under any of the terms or conditions set forth in any loan document or other document or instrument related thereto.  The Companies have no Liabilities or Indebtedness owing to any Seller or any Affiliate of any Seller.

3.12        Inventory.  To the Knowledge of the Companies, all items in the Companies’ Inventory consist of items of a quality, quantity and condition usable and salable in the ordinary course of the Companies’ businesses without discount or reduction, conform to generally accepted standards in the industry of which the Companies are a part, are free of material defects, materially meet the Companies’ current standards and specifications and comply in all material respects with applicable Legal Requirements, are at levels consistent with past practices of the business of the Companies, and are physically present without damage, loss or shrinkage.  The value of the Inventory reflected on the Interim Balance Sheet was in each instance prepared from the Companies’ books and records consistently with past practices and correctly valued on such balance sheet.

3.13        Material Contracts.

(a)           Schedule 3.13 sets forth an accurate, correct and complete list of all Contracts that are material to the Companies (the “Material Contracts”).

(b)           Except as set forth on Section 3.13(b) of the Seller Disclosure Schedule, the Companies have delivered to Purchaser accurate, correct and complete copies of all Material Contracts, including all amendments, supplements, modifications and waivers thereof.

(c)           Each Material Contract is currently valid and in full force and effect, and is enforceable by the Companies in accordance with its terms.

(d)           To the Knowledge of the Companies, the Companies are not in breach or default, and no party has notified the Companies that they are in breach or default, under any Material Contract.  To the Knowledge of the Companies, no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (a) result in a violation or breach of any of the provisions of any Material Contract; (b) give any Person the right to declare a default or exercise any remedy under any Material Contract; (c) give any Person the right to accelerate the maturity or performance of any Material Contract or to cancel, terminate or modify any Material Contract; or (d) otherwise have a Material Adverse Effect on the Companies in connection with any Material Contract.  The Companies have not waived any of their rights under any Material Contract.  To the Knowledge of the Companies, no party to any Material Contract other than the Companies is in breach or default under such Material Contract.

(e)           The performance of the Material Contracts will not result in any violation of or failure by the Companies to comply with any Legal Requirement.

3.14        Intellectual Property.  The Company IP Assets owned by or licensed to the Companies include all of the Intellectual Property Rights and Technology that are necessary to conduct the Business in the manner in which the Business is currently being conducted or is planned to be conducted.  The conduct of the Business in the manner in which the Business is currently being conducted or is planned to be conducted, does not and will not infringe the Intellectual Property Rights of any Person, except for any infringement that would not reasonably be expected to result in a Material Adverse Effect.  The Company IP Assets owned or licensed by the Company are valid and enforceable.

3.15        Employees and Consultants.

(a)           At-Will Employment Status.  All employees of the Companies are employed on an at-will basis, which means that their employment can be terminated at any time, with or without notice, for any reason or no reason at all.

(b)           Compensation.  The Companies have provided to Purchaser an accurate and complete list of all (i) employees of the Companies, including each employee’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, vested and unvested equity interests, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise), (ii) individuals who are currently performing services for the Companies who are classified as independent contractors, including the respective compensation of each consultant or independent contractor, and (iii) any employees or independent contractors of an Affiliate of the Companies that perform services for the Companies.

(c)           Unions.  No Company is or ever has been a party to or otherwise bound by any collective bargaining or other agreements with any labor union or labor organization and no such agreement is presently being negotiated.

3.16        Company Benefit Plans.  Except as set forth on Section 3.16 of the Seller Disclosure Schedule, and other than group health, dental, disability and life insurance plans (collectively with the plans listed on Section 3.16 of the Seller Disclosure Schedule, the “Company Benefit Plans”) no Company has, or has ever maintained or sponsored, any Employee Benefit Plan as defined in ERISA.  No Company or any Member of the Controlled Group maintains or contributes to, or has ever maintained or contributed to, any Defined Benefit Plan or Multiemployer Plan.  Nothing contained in any of the Company Benefit Plans will obligate Purchaser to provide any benefits to employees, former employees or beneficiaries of employees or former employees, or to make any contributions to any plans from and after the Closing.  Each Company Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA and the Code and all contributions required to be made to any Company Benefit Plan have been made.

3.17        Compliance with Laws.  Except as set forth on Section 3.17 of the Seller Disclosure Schedule, the Companies are, and at all times since December 1, 2007 have been, in full compliance with each Legal Requirement that is applicable to such Company or any of their respective properties, assets, operations or businesses, except for any non compliance that would not reasonably be expected to result in a Material Adverse Effect, and no event has occurred and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply with, any such Legal Requirement.  No Company has received any notice from any third party regarding any actual, alleged or potential violation of any Legal Requirement.

3.18        Governmental Approvals.  The Companies have all Governmental Approvals that are necessary or appropriate in connection with the ownership and use of their respective properties or assets or their operation of their respective businesses.  The Companies have made all filings with, and given all notifications to, all Governmental Authorities as required by all applicable Legal Requirements.  Each Governmental Approval, filing and notification held by the Companies is valid and in full force and effect, and there is not pending or threatened any Proceeding which could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval, filing or notification.  No violations have been recorded in respect of any Governmental Approvals, and the Companies know of no meritorious basis therefor.  No fines or penalties are due and payable in respect of any Governmental Approval or any violation thereof.

3.19        Proceedings and Orders.  There is no Proceeding pending or, to the Knowledge of the Companies, threatened against or affecting the Companies, any of their respective properties, assets, operations or businesses, or their rights relating thereto.  To the Knowledge of the Companies, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.  None of the Companies, their respective officers, directors, agents or employees, nor any of their respective properties, assets, operations or businesses, nor any of their respective rights relating to any of the foregoing, is subject to any Order or any proposed Order.

3.20        Environmental Matters.

(a)           As used in this Agreement, the following terms shall have the meanings indicated below:

(i)            “Environmental and Safety Law” shall mean any federal, state, local, administrative or foreign law (including common law and principles of equity), regulation, order, constitution, treaty, compact, directive, code, ordinance, permit, authorization, variance, rule, statute, judicial decision, administrative determination, government agreements or other requirement that pertains to (i) the condition or protection of air, groundwater, surface water, drinking water, land or soil, surface or subsurface strata or medium, natural resources or other environmental media, (ii) the protection of human health and safety, or (iii) the generation, treatment, manufacturing, use, storage, handling, recycling, presence, Release, disposal, transportation or shipment of any Hazardous Materials.

(ii)           “Hazardous Materials” shall mean any material, substance, waste, compound, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic, flammable, explosive, reactive, corrosive, infectious, carcinogenic, mutagenic or radioactive or otherwise regulated by any Governmental Authority or under any Environmental and Safety Law, including petroleum or petroleum products (including crude oil) and any derivative or by-products thereof, natural gas, synthetic gas and any mixtures thereof, or any substance that is or contains friable asbestos, polychlorinated biphenyls, urea formaldehyde or lead.

(iii)          “Property” shall mean all real property leased or owned by the Companies either currently or in the past

(iv)          “Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment, whether intentional or unintentional, negligent or non-negligent, sudden or non-sudden, accidental or non-accidental.

(v)           “Facilities” shall mean all buildings and improvements on the Property.

(b)           The operations of the Business have at all times been and are in full compliance with all Environmental and Safety Laws, except for any non-compliance that would not reasonably be expected to result in a Material Adverse Effect.

(c)           The Companies have obtained and own or possess all Governmental Approvals that are required under Environmental and Safety Laws to conduct the Business as it is presently conducted (collectively, the “Environmental Permits”), and the Companies are in compliance in all material respects with all such Environmental Permits, and all such Environmental Permits are in full force and effect, without conditions or restrictions.

(d)           To the Knowledge of the Companies, there has been no Release at the Property or any Facility and no Hazardous Materials are present in, on, or under, or migrating to, or from, the Property.

(e)           To the Knowledge of the Companies, there are no Proceedings pending or threatened against the Companies, any Seller or any of their respective Affiliates relating to a violation of Environmental and Safety Law, noncompliance with Environmental Permits, or alleging liability for the presence of Hazardous Materials.  None of the Companies has received any notice from any Person or Governmental Authority regarding or alleging, and no condition or circumstance currently exists that is reasonably likely to result in (with or without notice or lapse of time or both), a violation or failure to comply with any Environmental and Safety Law or Environmental Permit.

(f)            To the Knowledge of the Companies, none of the following exists at the Property of any of the Facilities: any asbestos-containing material in any form which is friable; PCBs; active or out-of-service or underground storage tanks or sites from which such storage tanks have been removed; or landfills, solid waste management units, surface impoundments, waste piles or land disposal areas of any kind.

(g)           The Companies have made available to Purchaser complete and correct copies of all studies, reports, surveys, assessments, audits, correspondence, investigations, analysis, tests, and other documents (whether in hard copy or electronic form) in the Companies’ or any of their respective Affiliates’ possession regarding the presence or alleged presence of Hazardous Materials at, on, or affecting the Property, or regarding the Seller’s compliance with any Environmental and Safety Laws.

3.21        Taxes.

(a)           Except as set forth on Section 3.21(a) of the Seller Disclosure Schedule, each Company has timely filed (or has had timely filed on its behalf) with the appropriate taxing authorities all Tax Returns required to be filed.  All such Tax Returns are true, complete and correct in all respects.  None of the Companies has requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(b)           Except as set forth Section 3.21(b) of the Seller Disclosure Schedule, all Taxes of the Companies (whether or not shown on any Tax Return) that are due and payable have been timely paid in full.  The amount of the Companies’ liability for unpaid Taxes for all taxable periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Balance Sheet.  The amount of the Companies’ liability for unpaid Taxes for all taxable periods ending on or before the Closing Date will not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Balance Sheet, as adjusted for operations and transactions in the ordinary course of business since the Interim Balance Sheet Date in accordance with past custom and practice.  The Companies have withheld and paid over (or set aside for payment when due) all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, shareholder, creditor or other third party.  There are no liens for Taxes on any asset of the Companies, other than for Taxes not yet due and payable.

(c)           The Companies have provided to Purchaser true and complete copies of (i) their income or franchise (whether federal, state, local or foreign) Tax Returns for taxable periods beginning on or after January 1, 2005, (ii) audit reports, examination reports, and statements of deficiencies relating to Taxes received since their inception, (iii) rulings they received from, and closing or other agreements they entered into with, taxing authorities that are currently in effect; and (iv) their material Tax elections that are currently in effect.  No claim has ever been made by a taxing authority in a jurisdiction where the Companies do not file Tax Returns that the Companies are or may be required to pay Taxes or file Tax Returns in that jurisdiction.  The Companies do not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns have been made available to Purchaser.

(d)           All deficiencies and proposed adjustments with respect to Taxes of the Companies have been resolved, and no other deficiencies or proposed adjustments are expected to be asserted or made.  No audits, examinations, investigations, claims, requests for information, ruling requests, or other proceedings with respect to Taxes or Tax Returns of the Companies are currently in process, pending or threatened (either in writing or orally, formally or informally).  No issue has been raised by any taxing authority (either in writing or orally, formally or informally) with respect to Taxes of the Companies in any prior proceeding which, by application of the same or similar principles, could reasonably be expected to result in the assertion of any claim for Taxes against the Companies for any other taxable period.  No waiver or extension of any statute of limitations with respect to Taxes or Tax Returns of the Companies is currently in effect or has been requested.

(e)           Northstar has never: (i) acquired assets from another Person (and has not been treated or required to be treated for Tax purposes as acquiring assets of a Person by reason of change in Tax status of such Person) in a transaction in which Northstar’s federal income Tax basis for the acquired assets was required to have been determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of such transferring Person or (ii) become a successor to any Person by reason of any acquisition of a substantial part of the assets of another Person, whether by Contract or by operation of Legal Requirement pursuant to a merger or consolidation or similar transaction.

(f)            Northstar, at all times since January 1, 2007, has been a “small business corporation” within the meaning of Section 1361(b) of the Code and has had in effect at all times during its existence a valid election under Section 1362(a) of the Code, and has validly been treated in a similar manner for purposes of the income tax laws of all state and local jurisdictions in which it has been subject to taxation where such treatment is legally available.  Northstar has never made any election or filing to be treated as a Subchapter C corporation for state or local income Tax purposes.

(g)           At all times since January 1, 2007, (i) Northstar has had only one class of stock outstanding (treating for this purpose all classes of stock having identical rights to current and liquidating distributions as a single class, regardless of differences in voting power), and (ii) Northstar does not and has not had any outstanding options, Contracts, indebtedness or other instruments or obligations that could constitute a second class of stock within the meaning of Section 1361(b)(1)(D) of the Code and Treasury Regulations Section 1.1361-1(l).  No Seller has taken or omitted or caused to be taken or omitted to be taken any actions that would cause Northstar to cease to be treated prior to the completion of the Closing as a “small business corporation” within the meaning of Section 1361(b) of the Code for federal and applicable state and local income tax purposes.

(h)           Southstar and M&S are, and at all times since their respective formation have been, properly classified as partnerships or entities disregarded from their owners for federal and applicable state, local and other income Tax purposes.

3.22        Insurance.  The Companies have delivered to Purchaser true, correct and complete copies of all insurance policies, self-insurance arrangements and fidelity bonds, currently in effect, that insure the Companies (collectively, the “Insurance Policies”).  Each Insurance Policy is valid, binding, and in full force and effect.  No Company is in breach of any Insurance Policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach, or permit termination, modification, or acceleration, of any Insurance Policy.  The Companies have not received any notice of cancellation or non-renewal of any Insurance Policy.  There is no claim under any Insurance Policy that has been improperly filed or as to which any insurer has questioned, disputed or denied liability.  The Companies have not received any notice of, nor to the Knowledge of the Companies, do any facts or circumstances exist that might result in, a material increase in the premium for any Insurance Policy.

3.23        Real Property.

(a)           Owned Real Property.  The Companies own the real property set forth on Schedule 3.23(a).

(b)           Leased Real Property.  The Companies have been in lawful possession of the premises covered by each Real Property Lease since the commencement of the original term of such Real Property Lease.  The Companies have delivered to Purchaser accurate and complete copies of each Real Property Lease and each Company Contract affecting the Leased Real Property.  All Real Property Leases are valid and in full force and effect in accordance with their respective terms and there exists no default thereunder or occurrence or condition which could result in a default thereunder or termination thereof.

(c)           To the Knowledge of the Companies, except as set forth on Section 3.23(c) of the Seller Disclosure Schedule, buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Leased Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Business.  To the Knowledge of the Companies, except as set forth on Section 3.23(c) of the Seller Disclosure Schedule, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted thereon.

3.24        Personal Property.  The Companies have good and marketable title to the tangible personal property owned by them, and have legal right to use all other tangible personal property used by them pursuant to the terms of Company Contracts governing the possession or use of such tangible personal property, other than those disposed of in the ordinary course of business since the Interim Balance Sheet Date, in each case free and clear of all Encumbrances.  To the Knowledge of the Companies, except as set forth on Section 3.24 of the Seller Disclosure Schedule, such items of tangible personal property have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are presently used.

3.25        Customers and Suppliers.

(a)           The Companies have delivered to Purchaser an accurate, correct and complete list of the ten (10) largest customers of the Business, determined on the basis of sales revenues, for each of the calendar years ended December 31, 2008 and December 31, 2009 and the ten month period ended October 31, 2010 and sets forth the revenues received from each such customer during the applicable period (such customers, the “Key Customers”).

(b)           Suppliers.   The Companies have delivered to Purchaser an accurate, correct and complete list of: (i) the ten (10) largest suppliers of the Business, determined on the basis of costs of items purchased for each of the fiscal years ended December 31, 2008 and December 31, 2009 and the ten month period ended October 31, 2010 and sets forth the amounts paid to each such supplier during the applicable period (such suppliers, the “Key Suppliers”); and (ii) all sole source suppliers of the Business (such suppliers, the “Sole Source Suppliers”).

(c)           Except as set forth on Section 3.25(c) of the Seller Disclosure Schedule, none of the Companies has entered into any Contract under which the Companies or any of their Affiliates is restricted from conducting business with any class of customers, in any geographic area, during any period of time or in any segment of the market.  There is no purchase commitment which provides that any supplier will be the exclusive supplier of or distributor for the Companies.  There is no purchase commitment requiring the Companies to purchase the entire output of a supplier.

(d)           None of the Companies has received any notice or other communication, has not received any other information indicating, and otherwise has no Knowledge, that any Key Customer, Key Supplier or Sole Source Supplier may cease dealing with the Companies, may otherwise materially reduce the volume of business transacted by such Person with the Companies or otherwise is materially dissatisfied with the service the Companies provide such Person.  None of the Companies has any reason to believe that any such Person will cease to do business with Purchaser after, or as a result of, consummation of the Transaction, or that such Person is threatened with bankruptcy or insolvency.  The Companies have no Knowledge of any fact, condition or event which may, by itself or in the aggregate, adversely affect its relationship with any such Person.

3.26        Reserved.

3.27        Company Transaction Expenses.  Except as set forth on Schedule 3.27, there are no fees, costs, commissions or expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses), special bonuses, severance or other similar items of compensation (discretionary or otherwise) incurred or reasonably expected to be incurred by the Companies or the Sellers in connection with transactions contemplated by this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby or payable to any employee of the Companies in connection with or arising out of the transactions contemplated hereby (collectively, the “Company Transaction Expenses”).  For the avoidance of doubt, all Company Transaction Expenses (except for Employee Cash Bonuses or Contributions, if any, which shall be governed by Section 1.3) shall be paid by the Companies on or prior to the Closing Date.

3.28        Transactions with Affiliates.  No Affiliate of the Companies (a) owns, directly or indirectly, any debt, equity or other interest in any Entity with which the Companies or any Seller is affiliated, has a business relationship or competes other than Affiliates that own less than one percent (1%) of the issued and outstanding capital stock of a publicly-traded competitor of the Companies; (b) is indebted to the Companies or any Seller, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any Affiliate of the Companies other than with respect to any of the Companies’ obligations to pay accrued salaries, reimbursable expenses or other standard employee benefits; (c) has any direct or indirect interest in any asset, property or other right used in the conduct of or otherwise related to the Business; (d) has any claim or right against the Companies or any Seller, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Affiliate against the Companies or any Seller; (e) is a party to any Company Contract or has had any direct or indirect interest in, any Company Contract, transaction or business dealing of any nature involving the Companies or any Seller; or (f) received from or furnished to the Companies any goods or services (with or without consideration).

3.29        Brokers.  The Companies have not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.

3.30        Product Return Policies; Warranties.  The Companies have delivered to Purchaser true, correct and complete copies of the refund or return policies (“Return Policies”) of, and all Warranties given or made by any Company.  No Company has extended or granted any refund rights or given or made any Warranties with respect to any Company Products, other than the Return Policies and Warranties delivered to Purchaser.  Except for the Return Policies and Warranties delivered to Purchaser, none of the Company Contracts contains any implied or explicit Warranty or support obligations with respect to Company Products, including support obligations that may arise on or after the Closing Date with respect to Company Products that have been delivered to customers prior to the Closing Date.  All of the Company Products are in conformity with all applicable contractual commitments and applicable Legal Requirements and all express and implied warranties, if any.  The Companies have accrued a reserve for Warranties as set forth in the Financial Statements and such reserve is sufficient to cover all Warranties of the Companies outstanding as of the Closing Date.  No Company Product has been subject to any product recall or epidemic failure or other material failure in design or quality and, to the Knowledge of the Companies, there is no basis for any of the foregoing.  No Company has been notified of any claims for (and the Companies do not have any Knowledge of any threatened claims for) any extraordinary product returns, warranty obligations or product services relating to any of the Company Products.  There have been no product recalls, withdrawals or seizures with respect to any of the Company Products.

3.31        Product Liabilities.  Since January 1, 2005, none of the Companies has had, nor do any of the Companies have, any Liability (and, to the Knowledge of the Companies, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any of the Company Products.

3.32        Full Disclosure.  None of the representations or warranties made by the Companies or Sellers herein or in any exhibit or schedule hereto, including the Sellers Disclosure Schedule, or in any Transaction Agreement, certificate or document furnished by the Company or Sellers pursuant to this Agreement or in connection with the Transactions contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

Sellers represent and warrant to Purchaser that the statements contained in this Article IV are correct and complete as of the date of this Agreement.

4.1          Ownership of Purchased Shares.  Sellers are the record and beneficial owners of all right, title and interest, in and to all of the Purchased Shares, free and clear of all Encumbrances.  The delivery to Purchaser of the Purchased Shares as contemplated in this Agreement will transfer to Purchaser valid title to the Purchased Shares, free and clear of any and all Encumbrances.

4.2          Authority; Validity of Contemplated Transactions.  Sellers have all requisite power and authority to execute and deliver this Agreement and all other Transaction Agreements to which they are a party and to carry out the provisions of this Agreement and the other Transaction Agreements.  The execution, delivery and performance by the Sellers of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of the Sellers.  This Agreement has been duly and validly executed and delivered by the Sellers.  Each of this Agreement and the other Transaction Agreements to which any of the Sellers are a party constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

4.3          No Conflicts; Required Consents.  Except as provided on Schedule 4.3 of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement or any other Transaction Agreement by the Sellers do not and will not (with or without notice or lapse of time): (a) conflict with, violate or result in any breach of (i) any of the provisions of any of Seller’s Organization Documents (as applicable), (ii) any of the terms or requirements of any material Governmental Approval held by any Seller; or (iii) any provision of any Contract that is material to any Seller; (b) give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which any Seller is subject; (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any material Contract to which any Seller is a party; or (iv) revoke, suspend or modify any material Governmental Approval; (c) result in the imposition or creation of any Encumbrance upon or with respect to the Purchased Shares or any material assets of the Sellers; or (d) require any Seller to obtain any Consent or make or deliver any filing or notice to a Governmental Authority, except for any notice, Consent or waiver the absence of which would not reasonably be expected to be materially adverse to the Sellers.

4.4          Proceedings.  There are no Proceedings pending or threatened against or affecting any Seller or any of their respective Affiliates (a) challenging or seeking to restrain, delay or prohibit the Transaction or (b) preventing any Seller from performing its obligations under this Agreement or any Transaction Agreements to which it is a party.

4.5          Brokers.  No Seller has retained any broker or finder or incurred any Liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.

4.6          Seller Sophistication.  Each Seller acknowledges that such Seller is sophisticated and has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of the Transaction.  Each Seller acknowledges that such Seller has had adequate time and opportunity to review this Agreement and the Transaction Agreements to which such Seller is a party and all other documents requested by such Seller with such Seller’s own legal counsel, tax and financial advisor.  Each Seller is relying solely on such counsel and advisors for legal, tax and investment advice with respect to the Transaction.

4.7          Conduct Prior to Closing.  Each Seller agrees that between the date of this Agreement and the Closing, unless Purchaser shall otherwise consent in writing (which Purchaser may refuse to do in its sole and absolute discretion) or except as expressly contemplated by this Agreement, such Seller shall not sell, dispose of, mortgage, pledge or otherwise transfer or encumber any interest in any of the Purchased Shares held by such Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER

Purchaser represents and warrants to the Companies and the Sellers that the statements contained in this Article V are correct and complete as of the date of this Agreement.

5.1          Organization and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

5.2          Authority; Binding Nature of Agreements.  Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements.  The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of Purchaser.  This Agreement has been duly and validly executed and delivered by Purchaser.  Each of this Agreement and the other Transaction Agreements constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

5.3          No Conflicts; Required Consents.  The execution, delivery and performance of this Agreement or any other Transaction Agreement by the Purchaser do not and will not (with or without notice or lapse of time): (a) conflict with, violate or result in any breach of (i) any of the provisions of any Purchaser’s Organizational Documents; (ii) any of the terms or requirements of any material Governmental Approval held by the Purchaser or any of its respective employees; or (iii) any provision of any Contract that is material to Purchaser; (b) give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Purchaser is subject; (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any material Contract; or (iv) revoke, suspend or modify any material Governmental Approval; (c) cause Purchaser to become subject to, or to become liable for the payment of, any material Tax; (d) result in the imposition or creation of any material Encumbrance upon or with respect to any material assets of the Purchaser; or (f) require the Purchaser to obtain any Consent or make or deliver any filing or notice to a Governmental Authority, except for any notice, Consent or waiver the absence of which would not reasonably be expected to be materially adverse to Purchaser.

5.4          Proceedings.  There are no Proceedings pending or threatened against or affecting the Purchaser or any of its Affiliates (a) challenging or seeking to restrain, delay or prohibit the Transaction or (b) preventing the Purchaser from performing its obligations under this Agreement or any Transaction Agreements to which it is a party.

5.5          Brokers.  The Purchaser has not retained any broker or finder or incurred any Liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.

5.6          Purchase for Own Account.  The Purchaser is acquiring the Purchased Shares solely for investment for the Purchaser’s own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Purchaser acknowledges that the Purchased Shares have not been registered under U.S. federal or any applicable state securities laws of any other jurisdiction and cannot be resold without registration under such laws or an exemption therefrom.  The Purchaser further acknowledges that (a) it has such knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Purchase Shares, (b) it can bear the economic risk of an investment in the Purchased Shares for an indefinite period of time and (c) it has had the opportunity to conduct an independent due diligence review of the Business.

5.7          Financing.  The Purchaser has, and at Closing will have, sufficient sources of financing in order to consummate the transactions contemplated by the Agreement and to fulfill its obligations hereunder, including, without limitation, payment to the Sellers of the Closing Cash Payment at closing and the Future Payment Amount.

5.8          Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including without limitation, a reasonable estimate of the amount of contingent liabilities).  Immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser shall have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Purchaser.

5.9          Due Diligence by the Purchaser.  The Purchaser acknowledges that in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied solely on the results of its own independent investigation and the representations and warranties of the Companies and Sellers set forth in Articles III and IV, as qualified and limited by the Sellers’ Disclosure Schedule and other schedules hereto and materials, documents and reports included in the Due Diligence Material (each as updated from time to time).  The Purchaser acknowledges that it has been provided with reasonable access and time to review the materials, documents and reports included in the Due Diligence Material.  The Purchaser acknowledges that the materials, documents and reports in the Due Diligence Material qualify and limit the representations and warranties set forth in Articles III and IV as to each matter disclosed in, or ascertainable from, the materials, documents and reports included in the Due Diligence Material.  Such representations and warranties by the Companies and the Sellers, as qualified and limited by the Disclosure Schedule and other schedules hereto and the materials, documents and reports contained in the Due Diligence Material (each as updated from time to time), constitute the sole and exclusive representations and warranties of the Companies and the Sellers to the Purchaser in connection with the transactions contemplated hereby, and the Purchaser acknowledges and agrees that the Companies and the Sellers are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including without limitation, any implied warranty as to condition, merchantability, or suitability as to any of the assets of the Business and it is understood that the Purchaser takes the Business as is and where is (subject to the benefit of the representations and warranties set forth in this Agreement).  The Purchaser further acknowledges and agrees that any cost estimates, projections or other predictions that may have been provided to the Purchaser or any of its employees, agents or representatives are not representations or warranties of the Companies, the Sellers or any of their Affiliates.

ARTICLE VI

PRE-CLOSING COVENANTS

6.1          Companies’ Conduct of the Business Prior to Closing.  From and after the date hereof and prior to the Closing Date, except with the prior written consent of Purchaser, the Companies shall:  (a) conduct the Business in the ordinary course of business; (b) pay all of their Liabilities and Taxes when due, subject to good faith disputes over such Liabilities or Taxes; (c) maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of the Companies; and (d) use reasonable best efforts to (i) preserve intact all rights of the Companies to retain their employees and (ii) maintain good relationships with employees, licensors, licensees, suppliers, contractors, distributors, customers, and others having business dealings with the Companies.

6.2          Restrictions on the Companies’ Conduct of the Business Prior to Closing.  From and after the date hereof and prior to the Closing Date, except with the prior written consent of Purchaser, the Companies shall not:

(a)           Acquire by merging or consolidating with, or by purchasing any equity securities or assets of, or by any other manner, any business or any Entity;

(b)           Sell, transfer, lease, license, assign, option or otherwise encumber any of their assets (including any Company IP Assets), except in the ordinary course of business consistent with past practice, provided that the Companies shall have a right to transfer the assets listed on Schedule 6.2(b) to the Sellers prior to the Closing Date, which assets shall not be included in the assets of the Companies subject to this Agreement;

(c)           Take any action not announced prior to the date of this Agreement with respect to the customers, suppliers or distributors of the Companies, including providing promotions, coupons, discounts or price increases;

(d)           Enter into any Contracts, except on commercially reasonable terms in the ordinary course of business;

(e)           Violate any applicable Legal Requirement;

(f)            Change or announce any change to the Company Products or any services sold by the Companies;

(g)           Violate, terminate or amend any Company Contract or Governmental Approval;

(h)           Commence any Proceeding other than for (i) the routine collection of Accounts Receivable or (ii) injunctive relief on the grounds that the Companies have suffered immediate and irreparable harm not compensable in money damages;

(i)            Declare, authorize or pay any dividends on, make any other distributions with respect to, or redeem, repurchase or otherwise acquire any of their capital stock or equity, membership or similar interests;

(j)            Issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber, split, reclassify or authorize the issuance, sale, pledge, disposition, grant, split, reclassification or encumbrance of (i) any shares of capital stock or equity, membership or similar interest in any Company or (ii) any options, warrants, convertible securities or other rights of any kind to acquire any capital stock or equity, membership or similar interest in any Company;

(k)           Purchase, lease, license or otherwise acquire any assets, except for supplies acquired by the Companies in the ordinary course of business;

(l)            Make any capital expenditure in excess of $25,000, individually or in the aggregate;

(m)          Incur any Indebtedness or obligation outside the ordinary course of business;

(n)           Provide any credit, loan, advance, guaranty, endorsement, indemnity, warranty or mortgage to any Person, including any of the customers, stockholders, officers, employees or directors of the Companies, other than those made in the ordinary course of business;

(o)           Change their credit practices, accounting methods or practices or standards used to maintain their books, accounts or business records;

(p)           Change the terms of their Accounts Payable or Accounts Receivable or take any action directly or indirectly to cause or encourage any acceleration or delay in the payment, collection or generation of their accounts or Accounts Receivable;

(q)           Incur or become subject to any Liability or settle any Liability, contingent or otherwise, except current Liabilities in the ordinary course of business;

(r)            Amend their Organizational Documents;

(s)           Accelerate, amend or change the period of exercisability or vesting of any options or rights to acquire any equity or similar ownership interest in the Companies or other rights granted under any Company Benefit Plans, except as specifically contemplated in this Agreement;

(t)            Hire any new employee other than in the ordinary course of business; terminate any officer or Key Employee; increase the annual level of compensation of any existing employee except for regular, scheduled compensation increases in the ordinary course of business; establish or adopt any Employee Benefit Plan; or except as provided in Sections 1.3(c) and (d) grant any bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant other than in the ordinary course of business and consistent with past practice;

(u)           Make any severance payments to any employee, officer or director, except payments made pursuant to written agreements outstanding as of the date of this Agreement and listed in Schedule 3.15(b);

(v)           Make, amend, or revoke any election relating to Taxes; adopt or change any accounting method relating to Taxes; file any amendment to any Tax Return; enter into any Tax sharing, allocation, indemnity or similar agreement; enter into any closing agreement; settle or compromise any claim or assessment relating to Taxes; consent to any extension or waiver of the limitations period applicable to any Taxes or Tax Returns; or

(w)          Enter into any Contract or agree, in writing or otherwise, to take any of the actions described in Section 6.2(a) through (v) above, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent them from performing or cause it not to perform their covenants hereunder.

6.3          No Solicitation.  Until the earlier of (a) the Closing or (b) the termination of this Agreement pursuant to its terms, Sellers and the Companies shall not, and they shall cause the Companies’ Representatives and the Sellers’ Representatives not to, directly or indirectly, (i) initiate, solicit or encourage any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal concerning the sale of any Company (whether by way of merger, purchase of capital shares or equity, membership or similar interests, purchase of assets or otherwise) (a “Competing Transaction”); or (ii) hold any discussions or enter into any agreements with, or provide any information or respond to, any third party concerning a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing.  If at any time prior to the earlier of (x) the Closing or (y) the termination of this Agreement pursuant to its terms, Sellers or any Company is approached in any manner by a third party concerning a Competing Transaction (a “Competing Party”), Sellers shall promptly inform Purchaser regarding such contact and furnish Purchaser with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party, and Sellers shall keep Purchaser informed of the status and details of any future notices, requests, correspondence or communications related thereto.

6.4          Certain Notifications.  From the date of this Agreement until the Closing, Sellers and the Companies shall promptly notify Purchaser in writing regarding any: (a) action taken by the Companies not in the ordinary course of business and any circumstance or event that could reasonably be expected to have a Material Adverse Effect on the Companies; (b) fact, circumstance, event, or action by the Companies (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of the Companies or Sellers contained in this Agreement or in any Transaction Agreement not being true and correct when made or at Closing; (c) breach of any covenant or obligation of Sellers or the Companies hereunder; and (d) circumstance or event which will result in, or could reasonably be expected to result in, the failure of Sellers or the Companies to timely satisfy any of the conditions to Closing set forth in Article VII; provided, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect any remedies available to the party receiving such notice.

6.5          Access to Information.  From the date of this Agreement until the Closing, Sellers and the Companies shall (a) permit Purchaser and its Representatives to have free and complete access at reasonable times, on reasonable written notice and in a manner so as not to interfere with the normal business operations of the Companies, to all premises, properties, personnel, Persons having business relationships with the Companies (including suppliers, licensees, customers and distributors), books, records (including Tax records), Contracts, and documents of or pertaining to the Companies; (b) furnish Purchaser and/or Purchaser’s Representative with all financial, operating and other data and information related to the Company (including copies thereof), as Purchaser may reasonably request; and (c) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser’s investigation of the Companies.  Notwithstanding the foregoing, none of the Sellers or Companies shall be obligated to (i) provide any information, documents or access to any person unless the Purchaser is responsible, pursuant to the confidentiality restrictions set forth in Section 6.8, for the use and disclosure of any information obtained by such person from any Company or Seller, or such person enters into a confidentiality agreement with the Companies and Sellers on terms that are substantially the same as those set forth in Section 6.8 or (ii) provide any information, documents or access that would (A) violate any Legal Requirements or any confidentiality agreement to which it is a party or (B) cause the loss of the attorney-client privilege with respect thereto.  Prior to Closing, Purchaser and its Representatives shall not contact or communicate with the employees, customers and suppliers of any Company in connection with the Transaction, except with the prior written consent of the applicable Company.

6.6          Reasonable Best Efforts.  From the date of this Agreement until the Closing, each of the Companies and Sellers shall use their respective reasonable best efforts to cause to be fulfilled and satisfied all of the conditions to Closing set forth in Article VII.

6.7          Consents.  The Companies shall use their reasonable best efforts to obtain all Consents, if any, needed to consummate the Transaction.

6.8          Confidentiality.

(a)           Each party hereto agrees that, from and after Closing, it will not, and will use reasonable efforts to ensure that its Affiliates will not, through any action or inaction, use (except as contemplated by this Agreement), or disclose to any other Person, any Confidential Information relating to the other party (it being understood that following Closing this Section 6.8 shall apply to the use or disclosure of the Companies’ Confidential Information by Sellers and after Closing shall not apply with respect to the use or disclosure of the Confidential Information of the Companies by Purchaser); provided, however, that the foregoing prohibitions shall not apply to (i) disclosures that are required by any Legal Requirement (including any rule or regulation of the SEC or of a stock exchange which may require such disclosure) or by a Governmental Authority; (ii) information that is ascertainable or obtained from public or published information or is otherwise publicly known through no wrongful act of the using or disclosing party; (iii) information received from a Person not known after reasonable inquiry to the using or disclosing party to be under an obligation to keep such information confidential; (iv) information independently developed by the using or disclosing party without use of the other party’s information; (v) information that was rightfully known by the disclosing party before receipt from the other party; and (vi) information disclosed to or filed with any Person for the purpose of obtaining consents to, or the financing of, the Transactions.  Notwithstanding anything herein to the contrary, each party to this Agreement may (without prior notification to, or approval or consent by, any other party) disclose to taxing authorities and/or to such party’s representatives (including outside counsel and advisors) any confidential or non-public information that is required to be disclosed in connection with such party’s tax filings, reports, claims, audits, or litigation.

(b)           Notwithstanding Section 6.8(a), in the event a party is required to disclose Confidential Information of another party (in such event, such party is a “Nondisclosing Party,” and the party required to disclose is the “Disclosing Party”) pursuant to any Legal Requirement, and would otherwise be prohibited from doing so under this Section 6.8, the Disclosing Party shall: (i) promptly notify the Nondisclosing Party of the existence, terms and circumstances surrounding such requirement; (ii) consult with the Nondisclosing Party on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such Confidential Information is required, furnish only that portion of the Confidential Information which the Disclosing Party is legally compelled to disclose and advise the Nondisclosing Party reasonably in advance of such disclosure so that the Nondisclosing Party may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information.  The Disclosing Party shall not oppose actions by the Nondisclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information.

6.9          Reserved.

6.10        Public Announcements.  No party to this Agreement shall make, or cause or permit to be made, any press release or public announcement, or otherwise communicate with any news media, in respect of this Agreement or the Transaction without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that Purchaser and any Affiliate of Purchaser may, without the prior consent of the other parties, make such press release, public disclosure, securities law filings, or public announcement as may be required in Purchaser’s opinion under applicable Legal Requirements, including stock exchange rules and regulations (including the filing of Forms 8-K announcing the Transaction and the filing of this Agreement with the Securities and Exchange Commission as may be required under applicable Legal Requirements).

6.11        Books and Records.  At the Closing, Sellers and the Companies shall deliver or cause to be delivered to Purchaser all original documents, books and records relating to the Companies and any other assets of the Companies that will not automatically transfer and be effectively delivered at the Companies’ premises when ownership of the Companies is transferred at Closing.

6.12        Cooperation.  After the Closing, upon the request of Purchaser, Sellers shall (a) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser to effect, record or verify the transfer to, and vesting in Purchaser, of Sellers’ right, title and interest in and to the Purchased Shares, free and clear of all Encumbrances, in accordance with the terms of this Agreement; (b) cooperate with Purchaser, at Purchaser’s expense, to enforce the terms of any Company Contracts, including terms relating to confidentiality and Intellectual Property Rights, and to contest or defend against any Proceeding relating to the Transaction or to the operation of the Companies’ Business before the Closing Date; and (c) (i) furnish such further information, (ii) execute and deliver such other documents and (iii) do such other acts and things, all as Purchaser may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction.

6.13        Non-Competition and Non-Solicitation Agreement.

(a)           Non-Competition.  For a period commencing on the Closing Date and ending on the later of (i) five (5) years following the Closing Date or (ii) three (3) years following the date that each Seller ceases to be an employee of the Companies, Purchaser or an Affiliate of Purchaser (the “Noncompetition Period”), each Seller shall not (and shall cause any of their respective Affiliates not to), directly or indirectly, anywhere on the North American Continent: (x) engage in any Prohibited Business (as defined below); or (y) own or purchase any interest in, manage, operate, or finance any Person that engages in any Prohibited Business.  “Prohibited Business” means the Business as currently conducted or as currently proposed to be conducted.  Notwithstanding the foregoing, during the final three (3) years of the Noncompetition Period, each Seller may (if each Seller has ceased to be an employee of the Companies, Purchaser or an Affiliate of Purchaser) design and/or build LNG and LCNG equipment (so long as any such designing and/or building does not relate in any way to the Business).

(b)           Non-Solicitation of Employees.  During the Noncompetition Period, each Seller shall not, directly or indirectly, whether through a third Person or otherwise, recruit, solicit, induce, invite or otherwise retain or encourage any Person who is employed by or has a contractual or consulting relationship with Purchaser or the Companies to accept employment with or enter into a consulting or other business relationship with any Person other than Purchaser, the Companies or their respective Affiliates, or terminate any such relationship with Purchaser, the Companies or their respective Affiliates.

(c)           Non-Solicitation of Customers and Suppliers.  During the Noncompetition Period, each Seller shall not, for his own account or for the account of any other Person, call upon any Person that has purchased any Company Products or that has acted (or may act in the future) as a supplier or vendor of the Companies with respect to the Company Products for the purpose of soliciting or selling products or services in competition with the Business.  During the Noncompetition Period, each Seller shall not induce any current, former or potential customer, supplier or vendor of the Companies, Purchaser or any of their respective Affiliates to cease doing business in whole or in part with, or otherwise interfere with the business of, the Companies, Purchaser or any of their respective Affiliates.

(d)           The covenants contained in Subsections (a)-(c) shall be construed as a series of separate covenants, one for each county, city, state and country on the North American Continent.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Subsections (a)-(c).  If, in any Proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of this Section 6.13 are deemed to exceed the time, geographic or other scope limitations permitted by applicable Legal Requirement, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Legal Requirements.

(e)           Sellers acknowledge that (i) the goodwill associated with the Companies and customer relationships prior to Closing are an integral component of the value of the Companies to Purchaser and are reflected in the payments to Sellers from Purchaser contemplated by this Agreement and (ii) Sellers’ agreements as set forth herein are necessary to preserve the value of the Companies, including their goodwill and customer relationships, for Purchaser following Closing.  Sellers also acknowledge that the limitations of time, geographic scope and scope of activity agreed to in this Agreement are reasonable.

6.14        Certain Employee Matters.  Schedule 6.14 contains a list of key employees of the Companies with whom Purchaser will enter into employment agreements substantially in the forms attached hereto as Exhibits C and D, contingent upon Closing (“Key Employees”).  Sellers and the Companies shall, prior to Closing, cooperate with Purchaser’s reasonable requests for information and cooperation pertaining to employees, employee benefit matters and the employment by the Companies of the Key Employees.  This Section 6.14 is not intended to, and does not, create any rights or obligations to or for the benefit of any employee or Key Employee, and nothing in this Agreement creates any right of any Key Employee to continued employment with Buyer.

ARTICLE VII

CONDITIONS TO CLOSING

7.1          Conditions to Purchaser’s Obligation to Close.  The obligations of Purchaser to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser in writing:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties made by the Companies and the Sellers in Section 3.3, Section 3.4, Section 4.1 and Section 4.2 in this Agreement shall be true and correct in all respects (disregarding the presence of any materiality or similar qualifiers contained therein) and (ii) all of the other representations and warranties made by the Companies and the Sellers in this Agreement and the Transaction Agreements shall be true and correct in all respects (disregarding the presence of any materiality or similar qualifiers contained therein) on the Closing Date with the same force and effect as if this Agreement had been executed on and as of the Closing Date, except (1) for changes contemplated or permitted by this Agreement, (2) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (3) below), and (3) with respect to (ii) above, where the failure of the representations and warranties to be true and correct would not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.  The Companies and the Sellers shall have duly performed all of the agreements and covenants and satisfied all of the conditions to be performed or complied with by them on or prior to the Closing Date (including agreements of Sellers to cause the Companies to take or refrain from taking certain actions), except where the failure to so perform or comply would not reasonably be expected to result in a Material Adverse Effect.

(b)           Documents.  Sellers shall have delivered to Purchaser all of the documents and agreements set forth in Section 2.1.

(c)           No Proceedings.  Since the date of this Agreement, no Proceeding shall have been commenced or threatened against Purchaser, or against any Representative of Purchaser (a) involving any challenge to, or seeking Damages or other relief in connection with, the Transaction; or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the Transaction.

(d)           No Material Adverse Effect.  No event that has had, or could reasonably be expected to have, a Material Adverse Effect on the Companies or the Business shall have occurred since the date hereof.

(e)           Employment Agreements.  Employment agreements with Purchaser shall have been duly executed by each Key Employee and all such employment agreements shall continue to be in full force and effect as of the Closing Date and no employment agreements shall have been amended.

(f)            No Legal Impediments to Closing.  There shall not be in effect any Order issued by any Governmental Authority preventing the consummation of the Transaction, seeking any Damages as a result of the Transaction, or otherwise affecting the right or ability of Purchaser to own, operate or control the Business, nor shall any Proceeding be pending that seeks any of the foregoing.  There shall not be any Legal Requirement prohibiting Sellers from selling or Purchaser from owning, operating or controlling the Business or that makes this Agreement or the consummation of the Transaction illegal.

(g)           Board Approval.  The Transaction shall have been approved by the Board of Directors of Purchaser and the Board of Directors of Clean Energy Fuels Corp., a Delaware corporation.   Purchaser shall have completed, to its satisfaction, its due diligence review of the Companies.

(h)           Environmental Assessment.  Purchaser shall have completed, and be satisfied with, environmental due diligence (including a Phase II Environmental Assessment) of the real property owned by the Companies.

(i)            Termination of SEP.  Effective as of or prior to the Closing the Companies shall have terminated the Northstar Simplified Employee Pension Plan.

7.2          Conditions to Sellers’ Obligation to Close.  The obligations of Sellers to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Sellers in writing:

(a)           Representations, Warranties and Covenants.  The representations and warranties made by Purchaser in this Agreement and the Transaction Agreements and qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on the Closing Date with the same force and effect as if this Agreement had been executed on and as of the Closing Date.  Purchaser shall have duly performed all of the agreements and covenants and satisfied all of the conditions to be performed or complied with Purchaser on or prior to the Closing Date.

(b)           No Proceedings.  Since the date of this Agreement, no Proceeding shall have been commenced or threatened against Sellers or the Companies, or against any Representative of Sellers or the Companies (a) involving any challenge to, or seeking Damages or other relief in connection with, the Transaction; or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the Transaction.

(c)           Deliveries.  Purchaser shall have delivered to Sellers all of the documents and agreements set forth in Section 2.2.

(d)           Board Approval.  The Transaction shall have been approved by the Board of Directors, shareholders, managers or members, as the case may be, of each Company.

ARTICLE VIII

TERMINATION

8.1          Circumstances for Termination.  At any time prior to the Closing, this Agreement may be terminated by written notice explaining the reason for such termination

(without prejudice to other remedies which may be available to the parties under this Agreement, at law or in equity):

(a)           by the mutual written consent of Purchaser and Sellers;

(b)           by either Purchaser or Sellers if (i) the non-terminating party is in material breach of any material provision of this Agreement and such breach shall not have been cured within sixty (60) days of receipt by such party of written notice from the terminating party of such breach; and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(c)           by either Purchaser or Sellers if (i) the Closing has not occurred on or prior to December 31, 2010 (the “Outside Closing Date”) for any reason; and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement; and

(d)           by either Purchaser or Sellers if (i) satisfaction of a closing condition of the terminating party in Article VII is impossible; and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement.

8.2          Effect of Termination.  If this Agreement is terminated in accordance with Section 8.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Article VIII and Article XI; provided, however, that nothing in this Section 8.2 shall be deemed to release any party from any Liability for any Damages (including, in the case of the Sellers, claims for damages based on the consideration that would have otherwise been payable to the Sellers, and, in the case of the Purchaser, claims for damages based on loss of the economic benefits of the transaction) for a knowing intentional breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under Sections 6.8 and 6.10 of this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1          Survival of Representations and Warranties.  All representations and warranties of the Companies, the Sellers and the Purchaser in this Agreement or any other Transaction Agreement shall survive the Closing and remain in full force and effect for a period ending on the second (2nd) anniversary of the Closing Date (the “Survival Date”); provided, however, that (a) any claim for indemnification based upon a breach of representation and warranty and asserted prior to the Survival Date by written notice in accordance with Section 9.3 shall survive until final resolution of such claim, (b) all representations and warranties of the Companies and the Sellers contained in Section 3.1 (Organization, Good Standing, Qualification), Section 3.3 (Capitalization), Section 3.4 (Authority, Binding Nature of Agreements), Section 3.17 (Compliance with Laws) and Section 4.1 (Ownership of Purchased Shares) shall survive the Closing and continue in full force and effect indefinitely, (c) the representations and warranties set forth in Section 3.20 (Environmental Matters) shall survive Closing and remain in full force and effect for a period ending on the third (3rd) anniversary of the Closing Date, and (d) the representations and warranties set forth in Section 3.21 (Taxes) shall survive the Closing and remain in full force and effect until thirty (30) days after the expiration of the applicable statute of limitations (the representations and warranties set forth in the foregoing clauses (b) and (d) collectively, the “Specified Reps”).

9.2          Indemnification by Sellers and Purchaser.

(a)           Subject to the limitations set forth in this Article IX, Sellers shall jointly and severally indemnify, defend and hold harmless Purchaser, its Affiliates and its Representatives (collectively, “Purchaser Parties”) from any and all Damages, whether or not involving a third-party claim, arising out of, relating to or resulting from

(i)            any breach of a representation or warranty of the Sellers or the Companies contained in this Agreement or in any other Transaction Agreement;

(ii)           any breach of any covenant of Sellers or the Companies contained in this Agreement or in any other Transaction Agreement;

(iii)          any Company Transaction Expenses that remain outstanding after the Closing Date;

(iv)          any Pre-Closing Taxes; or

(v)           the Employee Cash Bonuses or Contributions.

(b)           Since, following the Closing, the Companies will be owned by the Purchaser, the parties to this Agreement agree that any recovery by Purchaser after the Closing pursuant to this Article IX shall be against the Sellers, who will have no right of reimbursement, contribution or other recovery against the Companies.

(c)           Subject to the limitations set forth in this Article IX, Purchaser shall indemnify, defend and hold harmless Sellers (solely in their capacities as sellers of the Purchased Shares to Purchaser), their Affiliates and their Representatives (collectively, “Seller Parties”) from any and all Damages, whether or not involving a third-party claim, arising out of, relating to or resulting from

(i)            any breach of a representation or warranty of the Purchaser contained in this Agreement or in any other Transaction Agreement;

(ii)           any breach of any covenant of Purchaser contained in this Agreement or in any other Transaction Agreement; or

(iii)          Purchaser’s operation of the Business following the Closing.

(d)           Materiality standards or qualifications in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Damages with respect to such breach, default or failure to be true and correct.

9.3          Procedures for Indemnification.

(a)           Notice.  Promptly after any Party entitled to indemnification hereunder (an “Indemnified Party”) (i) become aware of circumstances that have resulted in, or which are reasonably likely to result in, Damages for which the Indemnified Party intends to seek indemnification for or (ii) receive written notice of any third-party demand, claim or circumstances which, with the lapse of time, the giving of notice or both, are reasonably likely to give rise to a claim or the commencement (or threatened commencement) of any Proceeding that may result in Damages for which the Indemnified Party may be indemnified hereunder (an “Asserted Liability”), the Indemnified Party shall give notice thereof (a “Claims Notice”) to any other party or parties obligated to provide indemnification hereunder (an “Indemnifying Party”).  The Claims Notice shall describe the Damages or the Asserted Liability in reasonable detail to the extent known, and shall indicate the amount (estimated, if necessary and if reasonably capable of estimation) of the Damages that has been or that may be suffered by the Indemnified Party.  The Claims Notice may be amended on one or more occasions with respect to the amount of the Asserted Liability or the Damages at any time prior to final resolution of the obligation to indemnify relating to the Asserted Liability or the Damages.  If a Claims Notice is not provided promptly as required by this Section 9.3, the Indemnified Party nonetheless shall be entitled to indemnification or reimbursement by the Indemnifying Party except to the extent the Indemnifying Party has been materially prejudiced by such late receipt of a Claims Notice.  Any Asserted Liability for indemnification for any matter not involving a third-party Proceeding shall be paid promptly after delivery to the Indemnifying Party of a Claims Notice relating to such Asserted Liability.

(b)           Opportunity to Contest.  The Indemnifying Party may, provided that it has acknowledged its responsibility to indemnify with respect to an Asserted Liability, elect to compromise or contest, at its own expense and with counsel of its choice reasonably acceptable to the Indemnified Party, such Asserted Liability; provided, that the Indemnifying Party shall not have the right to assume or continue the defense of any Asserted Liability if (i) in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because its interests could be in conflict with those of the Indemnifying Party; (ii) such Proceeding is reasonably likely to have a material adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnifying Party; or (iii) the Indemnifying Party shall not have assumed and diligently continued the defense of the Proceeding in a timely fashion and in a manner reasonably acceptable to Indemnified Party.  In addition, if the Indemnifying Party has assumed the defense of a Proceeding, the Indemnifying Party shall take all reasonably necessary steps to defend the relevant Asserted Liability to conclusion or settlement, keep the Indemnified Party informed of the progress of any such Asserted Liability, permit the Indemnified Party at its own expense to participate in such defense and provide the Indemnified Party with reasonable access to all reasonably relevant information and documentation relating to the Asserted Liability and the Indemnifying Party’s defense thereof.  If the Indemnifying Party elects to compromise or contest such Asserted Liability, it shall, within twenty (20) days (or sooner, if the nature of the Asserted Liability so requires), notify the Indemnified Party of its intent to do so by sending a notice to the

Indemnified Party (a “Contest Notice”); and, in any such event, the Indemnified Party shall reasonably cooperate, at the expense of the Indemnifying Party, in the compromise or contest of such Asserted Liability.  If the Indemnifying Party elects not to compromise or contest the Asserted Liability, fails to notify, in a timely manner, the Indemnified Party of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnified Party shall have the right to pay, compromise or contest such Asserted Liability on behalf of and for the account and risk of the Indemnifying Party.  Anything in this Section 9.3(b) to the contrary notwithstanding, (i) the Indemnified Party shall have the right, at its own cost and for its own account, to compromise or contest any Asserted Liability, (ii) the Indemnifying Party shall not, without the Indemnified Party’s written consent, settle or compromise any Asserted Liability for Taxes, and (iii) the Indemnifying Party shall not, without the Indemnified Party’s written consent, settle or compromise any Asserted Liability not for Taxes or consent to entry of any judgment with respect to such Asserted Liability which does not include an unconditional term releasing the Indemnified Party and its Affiliates from all Liability in respect of such Asserted Liability.  In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the contest of an Asserted Liability.  The Indemnifying Party and the Indemnified Party shall reasonably cooperate with each other as to all Asserted Liabilities (at the expense of the Indemnifying Party), shall make available to each other, as reasonably requested, all information, records, and documents reasonably related to all Asserted Liabilities and shall preserve all such information, records, and documents until the termination of any Asserted Liability.  The Indemnifying Party and the Indemnified Party also shall make available to each other, as reasonably requested (and at the reasonable expense of Indemnifying Party), their respective personnel, agents, and other representatives who are responsible for preparing or maintaining information, records, or other documents, or who may have particular knowledge with respect to any Asserted Liability.

9.4          Limitations on Indemnification.

(a)           No amount shall be payable to any Indemnified Party pursuant to Section 9.2(a)(i) (other than with respect to Damages related to breach of a Specified Rep) unless the aggregate amount of Damages indemnifiable under Section 9.2(a)(i) (other than with respect to Damages related to breach of a Specified Rep) exceeds an amount (the Basket”) equal to $250,000, at which point the Indemnifying Party shall become liable for all such Damages, including the Damages reflected in the Basket.

(b)           Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of aggregate indemnifiable Damages which may be recovered from the Indemnifying Party under Section 9.2(a)(i) (other than with respect to Damages related to breach of a Specified Rep) shall be an amount equal to $3,500,000 (Indemnification Cap”).

(c)           The limitations set forth in subsections (a) and (b) of this Section 9.4 shall not apply to any indemnification obligation (x) arising out of, relating to or resulting from fraud or intentional misrepresentation by a Party; or (y) arising out of, relating to or resulting from a breach of any of the Specified Reps.

9.5          Offset.  To the extent Purchaser has provided a Claims Notice before any payment of the Future Payment Amount is due (including any disbursement of the Escrow Amount), and such Claims Notice is not resolved, Purchaser shall be permitted to withhold from such payment, and any subsequent payments, until such Claims Notice is resolved, a reasonable amount as a reserve to cover the potential indemnification obligations of Sellers with respect to such Claims Notice.  Any amounts withheld by Purchaser pursuant to this Section 9.5, other than amounts otherwise owed by Sellers to satisfy Sellers’ indemnification obligations under this Agreement, shall be released to Sellers within three (3) Business Days following the resolution of any such Claims Notice.  Notwithstanding anything to the contrary herein, neither the exercise nor non-exercise of Purchaser’s rights to offset under this Section 9.5 will constitute an election of remedies or limit Purchaser in any way in the enforcement of any other remedies that may be available to it under this Agreement.

9.6          Remedies Cumulative.  The remedies provided in this Agreement shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies, against the other party.

9.7          Nature of Indemnification Payments.  Any indemnification payment made pursuant to this Article IX shall be deemed by the parties as an adjustment to the Purchase Price.

ARTICLE X

TAX MATTERS

10.1        Preparation and Filing of Tax Returns.  Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) each Tax Return required to be filed by the Companies after the Closing Date for a taxable period beginning before the Closing Date.  To the extent any Tax shown as due on such Tax Return is payable by the Sellers (taking into account indemnification obligations hereunder), such Tax Return shall be provided to the Sellers at least thirty (30) days prior to the due date for filing such return (or, if required to be filed within thirty (30) days of the Closing Date, as soon as possible following the Closing Date); and the Sellers shall have the right to review and consent to such Tax Return, which consent shall not be unreasonably withheld, conditioned or delayed.  If the Sellers dispute any item on such Tax Return, they shall notify Purchaser of such disputed item (or items) and the basis for their objection.  The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed.  If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm of international reputation mutually acceptable to Purchaser and Sellers (the “Independent Accounting Firm”).  The parties shall cause the Independent Accounting Firm to submit a report to Purchaser and Sellers with a determination regarding the remaining disputed items, within thirty (30) days after submission of the matter, and such report shall be final, binding and conclusive on Purchaser and Sellers.  The fees and expenses of the Independent Accounting Firm shall be borne equally by the Sellers on the one hand and the Purchaser on the other hand.  The failure of the Sellers to propose any changes to any such Tax Return within fifteen (15) days of receipt thereof shall constitute consent.  The Sellers shall pay to Purchaser, on or before the due date thereof, the amount of Taxes shown as due on such Tax Returns that are payable by the Sellers (taking into account indemnification obligations hereunder).  The Sellers shall not take any position, make any election, adopt any method or take any action inconsistent with (i) the treatment of Northstar as an S corporation, effective January 1, 2007, through the Closing, for federal and applicable state and local income tax purposes, and (ii) the treatment of Southstar and M&S as partnerships or entities disregarded from their owners for federal and applicable state and local income tax purposes.

10.2        Amended Returns; Tax Elections.  Except consistently with a resolved audit, the Sellers may not amend (or permit the amendment of) a Tax Return of the Companies, or make, amend or revoke (or permit the making, amendment, or revocation of) any Tax election of the Companies, in each case, with respect to a taxable period beginning before the Closing Date without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

10.3        Reserved.

10.4        Straddle Period Allocations.  For purposes of this Agreement, Taxes of the Companies incurred with respect to a taxable period that includes but does not end on the Closing Date, shall be allocated to the portion of the taxable period ending on the Closing Date (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise feasibly allocable to specific transactions or events, in proportion to the number of days in such taxable period occurring through the Closing Date compared to the total number of days in such taxable period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the Closing Date, provided, that, for the avoidance of doubt, and consistent with Northstar’s completed contract method of accounting, if a Northstar contract is completed before the Closing Date, then any Tax related to the net taxable income from such contract would be the responsibility of the appropriate Seller,  and if a Northstar contract is completed after the Closing Date, then any Tax related to the net taxable income from such contract would be the responsibility of Purchaser.

10.5        Reserved.

10.6        Termination of Tax Sharing Agreements.  All Tax sharing, allocation, indemnity or similar agreements with respect to or involving the Companies shall be terminated as of the Closing Date and, after the Closing Date, no Company shall be bound thereby or have any liability thereunder.

10.7        Cooperation, Access to Information, and Record Retention.  If any of Purchaser, the Companies, or Sellers receives any notice of a pending or threatened Tax assessment, adjustment, audit, litigation or other proceeding relating to the Companies, which may give rise to a liability of another party hereto (including but not limited to indemnification obligations hereunder), (a) the first party shall promptly notify such other party within ten (10) business days of receiving such notice, and (b) both parties shall keep each other informed on a regular basis regarding the status thereof.  Purchaser, the Companies, and Sellers shall cooperate, and cause their representatives and Affiliates to cooperate, to the extent reasonably requested by any other party hereto in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes of the Companies.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Companies, Purchaser and Sellers shall (i) retain all books and records with respect to Taxes and Tax Returns of the Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) with respect thereto, (ii) abide by all record retention agreements entered into with any taxing authority, and (iii) give the other parties hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another party so requests, allow such party to take possession of such books and records.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1        Expenses.  Whether or not the Transaction is consummated, each party shall pay its own fees, costs and expenses in connection with this Agreement and the Transaction (including the fees, costs and expenses of its advisers, accountants and legal counsel).

11.2        Interpretation.  None of this Agreement or the Transaction Agreements or any uncertainty or ambiguity herein or therein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise.  No party to this Agreement shall be considered the draftsperson, and this Agreement and the Transaction Agreements have been reviewed, negotiated and accepted by all parties and their attorneys, and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or any of the Transaction Agreements.  Unless the context shall otherwise require, words using the singular or plural number shall also include the plural or singular number, respectively.  The words “include,” “includes” and “including” herein or in any Transaction Agreement shall be deemed to be followed by the phrase “without limitation,” and the word “or” shall include the meaning “either or both.”  Unless the context shall otherwise require, any reference herein or in any Transaction Agreement to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).  Unless the context otherwise provides, all pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.  All references in this Agreement or any other Transaction Agreement to “Section,” “Subsection” or “Article” (or similar references) shall be deemed to be references to a section, subsection or article of the agreement in which they occur unless the context otherwise requires.  The table of contents and the captions and other headings contained in this Agreement or any Transaction Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein or therein have been included for convenience of reference only and shall not, in any way, be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement or any Transaction Agreement.

11.3        Notices.

(a)           All notices, requests, demands and other communications hereunder shall be either (i) delivered in person, (ii) sent by overnight courier service or other express commercial delivery service, or (iii) sent by facsimile with confirmation of receipt and, in each case, addressed as follows:

If to the Companies:	Mark Oldham

with copies to:	Long, Reimer Winegar Beppler LLP Attn: Timothy O. Beppler 724 Front Street, Suite 200 Evanston, WY 82930 Fax: (307) 789-6333

If to Sellers:	Mark Oldham

with copies to:	Long, Reimer Winegar Beppler LLP Timothy O. Beppler 724 Front Street, Suite 200 Evanston, WY 82930 Fax: (307) 789-6333

If to Purchaser:	Clean Energy 3020 Old Ranch Parkway, Suite 400 Seal Beach, CA 90740 Fax: (562) 493-4532 Attn: General Counsel

with copies to:	Morrison & Foerster LLP 12531 High Bluff Drive San Diego, CA 92130 Fax: (858) 720-5125 Attn: J. Nathan Jensen, Esq.

(b)           All notices, requests, instructions or documents given to any party in accordance with this Section 11.3 shall be deemed to have been given on the date of mailing or transmission, whether delivered by hand, by overnight courier service, or by facsimile, with confirmation of receipt on such date.

(c)           Any party hereto may change its address specified for notices herein by designating a new address by notice given in accordance with this Section 11.3.

11.4        Entire Agreement.  This Agreement, the schedules, the exhibits and the Transaction Agreements constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior oral and written understandings, all contemporaneous oral negotiations and discussions, and all other writings and agreements relating to the subject matter of this Agreement.

11.5        Modifications, Amendments and Waivers.  This Agreement and any Transaction Agreements cannot be amended or changed nor any performance, term, or condition waived in whole or in part, except by a writing signed by the party against whom enforcement of the amendment, change or waiver is sought.  No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

11.6        Successors and Assigns.  This Agreement cannot be assigned by any party without the prior written consent of the other parties hereto and any assignment in violation of this Section 11.6 shall be null and void; provided that Purchaser may assign this Agreement and any Transaction Agreement (i) to Affiliates of Purchaser or (ii) following Closing, in connection with any merger, sale of Purchaser’s assets or similar corporate transaction, including a sale or transfer of the Companies, their assets, or a significant portion thereof; provided, further, that in case of any assignment of this Agreement or any Transaction Agreement, the assignor shall not be released from its obligations hereunder without the consent, in the case of the Sellers, of Purchaser, and in the case of Sellers, of Purchaser.

11.7        Governing Law.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York or any similar successor provision, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties.

11.8        Severability.  Should any one or more of the provisions of this Agreement be determined to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provisions shall be deemed severed herefrom, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.  The parties shall replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

11.9        Specific Performance.  Each party agrees that irreparable harm, for which there will be no adequate remedy at law and for which the ascertainment of monetary damages would be difficult, would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Each party accordingly agrees that the other parties shall be entitled to specifically enforce this Agreement and to obtain an injunction or injunctions to prevent breaches of the provisions of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions hereof or thereof, in each instance without being required to post bond or other security and in addition to, and without having to prove the adequacy of, other remedies at law.

11.10      Counterparts.  This Agreement may be executed in any number of counterparts which may be delivered by facsimile, each of which shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

11.11      Jurisdiction.  The parties agree that any dispute or disagreement which may arise under or pursuant to this Agreement or the Transaction Agreements or the transactions contemplated hereby or thereby shall be enforceable against the parties hereto in the federal courts in the district of Colorado.  For such purpose, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts, and agree that all claims in respect of this Agreement and the Transaction Agreements may be heard and determined in such courts.  The parties hereto hereby irrevocably agree that a judgment of any of the courts specified above in any action or proceeding relating to this Agreement or to any of the Transaction Agreements referred to herein may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.12      Attorneys’ Fees, Costs and Expenses.  In any Proceeding to enforce the terms of this Agreement or the other documents executed in connection herewith, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and expenses incurred in connection with such enforcement Proceeding.

11.13      No Third-Party Beneficiaries.  Except as provided in Article IX, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other Person.

[Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

“Purchaser”
Clean Energy

By:	/s/ Andrew J. Littlefair
Name: Andrew J. Littlefair
Title: President and Chief Executive Officer

“Companies”
Wyoming Northstar Incorporated

By:	/s/ Mark Oldham
Name: Mark Oldham
Title: President

Southstar LLC

By:	/s/ Mark Oldham
Name: Mark Oldham
Title: President

M&S Rental, LLC

By:	/s/ Mark Oldham
Name: Mark Oldham
Title: President

“Sellers”

/s/ Mark Oldham
Name: Mark Oldham

/s/ Stella Oldham
Name: Stella Oldham

SIGNATURE PAGE

EXHIBIT A

CERTAIN DEFINITIONS

“Accounts Payable” shall mean and include all accounts payable and other amounts owed to trade creditors of the Companies.

“Accounts Receivable” shall mean and include all accounts receivable, notes receivable and other monies due to the Companies for sales and deliveries of goods, performance of services and other transactions (whether or not on the books of the Companies).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

 “Agreement” shall mean the Securities Purchase Agreement to which this Exhibit A is attached (including the Sellers’ Disclosure Schedule and all other schedules and exhibits attached hereto), as it may be amended from time to time.

“Asserted Liability” shall have the meaning specified in Section 9.3(a).

“Basket” shall have the meaning specified in Section 9.4(a).

“Bonus Employees” shall have the meaning specified in Section 1.3(d).

“Business” shall have the meaning set forth in the first Recital.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed.

“Claims Notice” shall have the meaning set forth in Section 9.3(a).

“Closing” shall have the meaning specified in Section 1.2(a).

“Closing Cash Payment” shall have the meaning specified in Section 1.3(b).

“Closing Date” shall have the meaning specified in Section 1.2(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Companies” and “Company” shall have the meaning specified in the preamble.

“Company Benefit Plans” shall have the meaning specified in Section 3.16.

“Company IP Assets” shall mean all Intellectual Property Rights and Technology the Companies own or have a license to, excluding licenses from customers that only allow the Companies to manufacture and supply to such customers.

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“Company Products” shall mean all products and services manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided (or planned or envisioned to be manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided) by or for the Companies (including all versions and releases thereof, whether already distributed or provided, under development, planned or conceived, or otherwise), together with any related materials, information or data, including, without limitation, the names, numbers (e.g., part numbers) and packaging associated with such products and services.

“Company Transaction Expenses” shall have the meaning specified in Section 3.27.

“Confidential Information” shall mean all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, manufacturing processes, financial projections, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, Representatives, or consultants.

“Competing Party” shall have the meaning specified in Section 6.3.

“Competing Transaction” shall have the meaning specified in Section 6.3.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contest Notice” shall have the meaning specified in Section 9.3(b).

“Contract” shall mean any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.

“Copyright” shall mean all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Damages” shall mean and include any Liability, loss, damage, injury, decline in value, lost opportunity, claim, demand, settlement, judgment, award, Order, Tax, debt, obligation, cost (including cost of investigation), interest, fine, penalty, fee (including any legal fee, accounting fee or expert fee), charge or expense of any nature.

“Defined Benefit Plan” shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

“Disclosing Party” shall have the meaning specified in Section 6.8(b).

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“Due Diligence Material” shall mean any documents, reports or information provided to the Purchaser by the Sellers as a part of the Purchaser’s due diligence investigation of the Companies.

“Employee Benefit Plan” shall have the meaning specified in Section 3(3) of ERISA.

“Employee Cash Bonuses or Contributions” shall have the meaning specified in Section 1.3(c).

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

“Environmental and Safety Laws” shall have the meaning specified in Section 3.20(a)(i).

“Environmental Permits” shall have the meaning specified in Section 3.20(c).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean U.S. Bank National Association.

“Escrow Amount” shall have the meaning specified in Section 1.3(f).

“Facilities” shall have the meaning specified in Section 3.20(a)(v).

“Financial Statements” shall have the meaning specified in Section 3.7(a).

“Future Payment Amount” shall have the meaning specified in Section 1.3(e).

“GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“Governmental Approval” shall mean any:  (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

3

“Governmental Authority” shall mean any:  (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Hazardous Materials” shall have the meaning specified in Section 3.20(a)(ii).

“Improvements” shall have the meaning specified in Section 3.23(c).

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances and other third-party financing; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person that are not characterized as short term Liabilities under GAAP; (iv) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances or similar credit transactions, whether or not then due, issued for the account of such Person; (v) all capitalized lease obligations of such Person; (vi) all interest rate protection agreements of such Person (valued on a market quotation basis); (vii) all obligations of such Person secured by a contractual lien; (viii) all guarantees of such Person in connection with any of the foregoing; (ix) any debt-like obligation or financing-type arrangement in respect of the deferred purchase price of property or property received as of the Closing with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise; (x) all earn-out obligations of such Person; (xi) any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing; and (xii) all obligations of any other Person of the type referred to in clauses (i) through (xii) which are secured by any Encumbrance on any property or asses of such Person.

“Indemnification Cap” shall have the meaning specified in Section 9.4(b).

“Indemnified Party” shall have the meaning specified in Section 9.3(a).

“Indemnifying Party” shall have the meaning specified in Section 9.3(a).

“Independent Accounting Firm” shall have the meaning specified in Section 10.1.

“Insurance Policies” shall have the meaning specified in Section 3.22.

“Intellectual Property Rights” shall mean all right, title, and interest arising from or in respect of any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) all Patents, (ii) all Trademarks, (iii) all Copyrights, (iv) any Trade Secrets; and all rights, benefits, privileges, causes of action, and remedies relating to any of the foregoing, whether before or hereafter accrued, including the exclusive rights to apply for and maintain all registrations, renewals, and extensions, to sue for all past, present, and future infringements, unauthorized uses or disclosures, or misappropriations of any rights relating thereto, and to settle and retain proceeds from any such actions, and all contractual and other entitlements to royalties and other payments for the use or practice thereof.

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“Interim Balance Sheet” shall have the meaning specified in Section 3.7(a).

“Interim Balance Sheet Date” shall have the meaning specified in Section 3.7(a).

“Inventory” means all finished goods, work in process for the production of finished goods, raw materials and other materials and supplies to be used or consumed by the Company in the production of its goods or the provision of services.

“IRS” means the Internal Revenue Service.

“Key Customers” shall have the meaning specified in Section 3.25(a).

“Key Employees” shall have the meaning specified in Section 6.14.

“Key Suppliers” shall have the meaning specified in Section 3.25(b).

“Knowledge” or “knowledge” The Companies shall be deemed to have “Knowledge” of a particular fact or other matter if any director or officer of the Companies has actual knowledge of such fact or other matter.

“Leased Real Property” shall mean all permits and leasehold or subleasehold estates and other rights to use or occupy any land, buildings or structures, improvements, fixtures, or other interest in real property held by the Companies.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” shall mean any debt, obligation, duty, liability or Tax of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty, liability or Tax would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“LCNG” shall mean liquefied — to — compressed natural gas.

“LNG” shall mean liquefied natural gas.

“M&S” shall have the meaning specified in the preamble.

5

“M&S Membership Interest” shall have the meaning specified in Section 3.3(a)(iii).

“Material Adverse Effect” means with respect to Sellers or any Company, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets, Liabilities, business, operations, results of operations or prospects of any Company or the Business or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent Sellers or any Company from performing their obligations under this Agreement or any of the Transaction Agreements.

“Material Contracts” shall have the meaning specified in Section 3.13(a).

“Member of the Controlled Group” shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with the Companies under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.

“Noncompetition Period” shall have the meaning specified in Section 6.13(a).

“Nondisclosing Party” shall have the meaning specified in Section 6.8(b).

“Northstar” shall have the meaning specified in the preamble.

“Northstar Common Stock” shall have the meaning specified in Section 3.3(a)(i).

“Order” shall mean any:  (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Organizational Documents” shall mean: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization, operating agreement, limited liability company agreement, or similar document governing a limited liability company; (c) any other charter, articles, bylaws, certificate, statement, statutes or similar document adopted, filed or registered in connection with the creation, formation, organization, or governance of a Person, and any Contract among the equity holders, partners or members of a Person relating to the ownership of such Person; and (d) any amendment to any of the foregoing.

“Outside Closing Date” shall have meaning specified in Section 8.1(c).

“Patents” shall mean all letters patent and rights accorded under patent law systems, utility models, or equivalent forms of protection for intellectual property, and applications therefor, including continuations, divisionals, continuations-in-part, reissues, reexaminations, substitutions, renewals, and extensions thereof, and patents issuing thereon.

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“Person” shall mean any individual, Entity or Governmental Authority.

“Pre-Closing Taxes” shall mean (i) any Taxes imposed on or payable by any Company for taxable periods (and portions thereof) beginning on or before the Closing Date (determined, with respect to taxable periods that include but do not end on the Closing Date, pursuant to Section 10.4 (Straddle Period Allocations)), and (ii) any Taxes resulting from the transactions contemplated by this Agreement, including any Transfer Taxes.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Prohibited Business” shall have the meaning specified in Section 6.13(a).

“Property” shall have the meaning specified in Section 3.20(a)(iii).

“Purchase Price” shall have the meaning specified in Section 1.3(a).

“Purchased Shares” shall have the meaning specified in Section 3.3(a)(iii).

“Purchaser” shall have the meaning specified in the preamble.

“Purchaser Parties” shall have the meaning specified in Section 9.2(a).

“Real Property Leases” means all leases, subleases, licenses, concessions and other agreements or Contracts (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which any Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Companies.

“Release” shall have the meaning specified in Section 3.20(a)(iv).

“Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a party.  In addition, all Affiliates of Sellers shall be deemed to be “Representatives” of Sellers.

“Resolutions” shall have the meaning specified in Section 3.2.

“Retention Bonus Amount” shall have the meaning specified in Section 1.3(d).

“Retention Bonuses” shall have the meaning specified in Section 1.3(d).

“Return Policies” shall have the meaning specified in Section 3.30.

“Seller (and referred to together as “Sellers)” shall have the meaning specified in the preamble.

“Sellers’ Disclosure Schedule” shall have the meaning specified in Article III.

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“Sole Source Supplier” shall have the meaning specified in Section 3.25(b).

“Southstar” shall have the meaning specified in the preamble.

“Southstar Membership Interest” shall have the meaning specified in Section 3.3(a)(ii).

“Specified Reps” shall have the meaning specified in Section 9.1.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Survival Date” shall have the meaning specified in Section 9.1.

“Tax” (and, with correlative meaning, “Taxes”) shall mean (a) any federal, state, local or foreign income, alternative or add-on minimum income, ad valorem, business license, capital, custom, disability, documentary, employment, environmental, excise, franchise, gains, gross income, gross receipts, import, license, occupation, payroll, personal property, premium, profits, property transfer, real property, recording, registration, sales, services, severance, social security, stamp, transfer, unemployment, unemployment insurance, use, value added, wage, windfall profit or withholding tax, custom, duty, levy or other governmental assessment, charge or fee in the nature of a tax (whether payable directly or by withholding); (b) any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; and (c) any estimated Tax, interest, fines, penalties or additions to Tax with respect to amounts referred to in clauses (a) or (b) hereof.

“Tax Return” shall mean any return, report, estimate, declaration of estimated tax, claim for refund, information statement or other document relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

 “Technology” shall mean, collectively, all technology, formulae, recipes, specifications (including information regarding materials, ingredients, tools, apparatus, sources, vendors), procedures, processes, methods, techniques, ideas, creations, inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), improvements, know-how, research and development, technical data, designs, models, algorithms, subroutines, software, works of authorship, copyrightable subject matter, and other similar materials, recordings, graphs, drawings, reports, analyses, and other writings, confidential or proprietary information, and general intangibles of like nature, and all tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

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“Trademarks” shall mean all trademarks, service marks, trade names, service names, brand names, trade dress, logos, designs, artwork or variants thereof, promotional materials, Internet domain names, IP addresses, email addresses, fictitious and other business names, personal names, identities, privacy rights, and general intangibles of like nature, together with the goodwill associated with any of the foregoing, and all applications, ITU Applications, registrations and renewals thereof.

“Trade Secrets” shall mean any trade secrets or similar forms of protection for confidential or proprietary information.

“Transaction” shall mean, collectively, the transactions contemplated by this Agreement.

“Transaction Agreements” shall mean this Agreement and all other agreements, certificates, instruments, documents and writings delivered by Purchaser, the Company and/or Sellers in connection with the Transaction.

“Warranties” shall mean any obligation to service, repair, replace, credit, refund or other obligations based upon or arising out of express and implied warranties made or deemed made in connection with the license or sale of goods or the performance of services related to the Business.

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